SCHEDULE A

Series of Trust for Advised Portfolios	Shareholder Servicing and Rule 12b-1 Fee
Ziegler Floating Rate Fund
Class A	0.25%
Class C	1.00%
Class I	None

Series of Trust for Advised Portfolios	Shareholder Servicing and Rule 12b-1 Fee
Ziegler Piermont Small Cap Value Fund
Institutional Class	None
Investor Class	0.25%

Series of Trust for Advised Portfolios	Shareholder Servicing and Rule 12b-1 Fee
Ziegler FAMCO Hedged Equity Fund
Institutional Class	None
Investor Class	0.25%

TRUST FOR ADVISED PORTFOLIOS on behalf of the series listed on Schedule A	ZIEGLER CAPITAL MANAGEMENT, LLC

By: /s/ Christopher E. Kashmerick	By: /s/ Monika Singh
Name: Christopher E. Kashmerick	Name: Monika Singh
Title: President	Title: Chief Compliance Officer

Schedule A Rule 12b-1 Plan

Approved by the Board of Trustees: August 17, 2015

Revised Schedule A Approved by the Board of Trustees on February 23, 2016, June 29, 2020, and November 17, 2020